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                                                                   Exhibit 10.77

                              THIRD PROMISSORY NOTE

US $6,150,000                                                  December 29, 1999

     IAT Multimedia, Inc. (the "Purchaser") hereby promises to pay to Carlo Petrini (the "Noteholder"), or registered assignees, by wire transfer of immediately available funds to the account designated below, in lawful currency of the United States of America, the principal amount of SIX MILLION ONE HUNDRED FIFTY THOUSAND US DOLLARS ($6,150,000) at the Maturity Date. This Third Promissory Note shall be a non-interest bearing note. All the terms not otherwise defined herein shall have the meaning ascribed to them in that certain Stock Purchase Agreement (the "Agreement"), dated as of November 3, 1999, by and between Gruppo Spigadoro N.V. and the Purchaser. This Third Promissory Note is the promissory note referred to in Schedule 2.2, item #3 of the Agreement.

     1. Maturity Date. As used herein, the term "Maturity Date" shall mean December 31, 2000.

     2. Payment Instructions. All payments due under this note shall be by wire transfer to:

        Finnat Euramerica S.p.A.
        Piazza del Gesu no. 49
        00186 Roma
        ABI 03087
        CAB 03200
        C/c no. 45605
        For Carlo Petrini

     3. Prepayment. The Purchaser may, at any time, but shall not be required to, prepay, in whole or in part, amounts due under this Third Promissory Note.

     4. Security. This Third Promissory Note is secured by a guaranty of Seller and a pledge of Purchaser Common Stock pursuant to a Stock Pledge Agreement (the "Stock Pledge Agreement"), dated as of the date hereof, by and between the Seller and the Noteholder.

     5. Conversion of Promissory Note. (a) This Third Promissory Note shall be convertible into shares of Purchaser Common Stock at the option of the Noteholder, in whole or in part, at any time and from time to time, at a conversion price equal to the greater of $2.50 or 85% of the average closing price of Purchaser Common Stock as reported by the primary stock market or exchange on which the Purchaser Common Stock is traded for the five (5) trading days prior to the notice of conversion (the "Conversion Notice"). Each Conversion Notice shall be in writing and shall specify the principal amount of the note to be converted and the date on which such conversion is to be effected, which date may not be prior to the date such Conversion Notice is deemed to have been delivered hereunder (the "Conversion Date"). If no Conversion
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Date is specified in the Conversion Notice, the Conversion Date shall be the date that such Conversion Notice is deemed delivered hereunder. Any Conversion Notice given shall be irrevocable. If the Noteholder is requiring conversion of less than all of the principal amount represented by this Third Promissory Note, the Purchaser shall promptly deliver to the Noteholder a new note for such principal amount as has not been converted.

     (b) The number of shares so delivered under (a) above shall be further adjusted by the Board of Directors of the Purchaser or, an authorized committee thereof, to reflect any issuance of new stock, stock dividend, common stock split, share combination, exchange of shares, merger, consolidation, recapitalization, separation, reorganization, liquidation or extraordinary dividend or similar transaction payable in stock of the Purchaser all for the purpose of providing dilution protection for the Seller.

     6. Successors and Assignees. The terms of this Third Promissory Note shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assignees of the Purchaser and the Noteholder, and, enforceable by any holder or holders of this Third Promissory Note; provided that the rights, obligations, covenants and agreements of the Purchaser under this Third Promissory Note may not be assigned or delegated, as applicable, without the written consent of the Noteholder. In the event of any such transfer and assignment of this Third Promissory Note, the Purchaser shall, upon surrender of this Third Promissory Note to the Purchaser, execute and deliver in exchange therefor a new note. Each such new note shall be registered in the name of such person as the Noteholder or other holder of the surrendered Third Promissory Note may request.

     7. Notices. All notices and other communications with respect to this Third Promissory Note shall be in writing and shall be sent by hand delivery, receipt acknowledged, or by facsimile transmission, as follows:

If to the Noteholder, to:

     Sig. Carlo Petrini
     Petrini S.p.A.
     Bastia Umbra (Perugia)
     Italy
     Telefax:  39-758009341

If to the Purchaser, to:

     Jacob Agam, Chairman
     IAT Multimedia, Inc.
     70 East 55th Street
     New York, New York 10022
     Telefax:  212-754-4044

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with copies to:

     Steven Skolnick, Esq.
     Lowenstein Sandler PC
     65 Livingston Avenue
     Roseland, New Jersey 07068
     Telefax:  973-597-2400

     8. Modifications and Amendments. No modification, rescission, waiver, forbearance, release or amendment of any provision of this Third Promissory Note shall be made, except by a written agreement duly executed by the Purchaser and the Noteholder.

     9. Jurisdiction; Governing Law. The Purchaser and Noteholder (a) acknowledge and agree that, in any suit, action or proceeding under this promissory note, the courts of the State of New York or the courts of the United States District Court for the Southern District of New York shall have the exclusive jurisdiction thereof and (b) consent to and waive any objection which the Noteholder now has or may hereafter have to proper venue existing in any of such courts. This promissory note shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of laws principles thereof.

     10. Lost, Mutilated or Stolen Note. Upon receipt of evidence, reasonably satisfactory to the Purchaser of the loss, theft, destruction or mutilation of this Third Promissory Note and, in the case of any such mutilation, upon the surrender of this Third Promissory Note for cancellation to the Purchaser at its principal office, the Purchaser will execute and deliver, in lieu thereof, a new note of like tenor containing the same terms as this Third Promissory Note, dated so that there will be no loss of interest on such lost, stolen, destroyed or mutilated Third Promissory Note. Any Third Promissory Note in lieu of which any such new note has been so executed and delivered by the Purchaser shall not be deemed to be an outstanding Third Promissory Note for any purposes.

     11. Headings. Paragraph headings used in this Third Promissory Note are for convenience of reference only, are not part of this Third Promissory Note and are not to effect the construction of, or to be taken into consideration in interpreting, this Third Promissory Note.

     12. Severability. If any provision of this Third Promissory Note is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Third Promissory Note shall remain in full and effect.

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         IN WITNESS WHEREOF, the undersigned hereto has caused this Third
Promissory Note to be executed by its duly authorized officers as of the date Third above written.

                                             IAT MULTIMEDIA, INC.

                                             By: /s/ Jacob Agam
                                                -----------------------------
                                                Name: Jacob Agam
                                                Title: Chairman of the Board and
                                                       Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Carlo Petrini
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CARLO PETRINI



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